                                                                      Exhibit 12


                    PFIZER INC. AND SUBSIDIARY COMPANIES
                       RATIO OF EARNINGS TO FIXED CHARGES



                                 Six
                                Months                     Year Ended December 31,
                                Ended      -------------------------------------------------------
(millions of dollars,          June 30,
except ratios)                  2002        2001        2000        1999        1998        1997
                               -------     -------     -------     -------     -------     -------

Determination of earnings:
Income from continuing
  operations before
  provision for taxes on
  income, minority
  interests and cumulative
  effect of a change in
  accounting principle         $ 5,633     $10,329     $ 5,781     $ 6,945     $ 4,397     $ 3,979
Less:
 Minority interests                  1          16          14           5           2          10
                               -------     -------     -------     -------     -------     -------
  Adjusted income                5,632      10,313       5,767       6,940       4,395       3,969
  Fixed charges                    163         366         496         463         334         389
                               -------     -------     -------     -------     -------     -------
  Total earnings as
   defined                     $ 5,795     $10,679     $ 6,263     $ 7,403     $ 4,729     $ 4,358
                               =======     =======     =======     =======     =======     =======
Fixed charges:
 Interest expense (a)          $   113     $   266     $   390     $   364     $   251     $   315
 Rents (b)                          50         100         106          99          83          74
                               -------     -------     -------     -------     -------     -------

  Fixed charges                    163         366         496         463         334         389

 Capitalized interest               17          56          46          40          26          10
                               -------     -------     -------     -------     -------     -------

  Total fixed charges          $   180     $   422     $   542     $   503     $   360     $   399
                               =======     =======     =======     =======     =======     =======

Ratio of earnings to fixed
  charges                         32.1        25.3        11.6        14.7        13.1        10.9
                               =======     =======     =======     =======     =======     =======

(a)  Interest expense includes amortization of debt discount and expenses.

(b) Rents included in the computation consist of one-third of rental expense which the Company believes to be a conservative estimate of an interest factor in its leases, which are not material.